Exhibit 10-ab

Summary of the Trustmark Corporation
Management Incentive Plan

(as it applies to Trustmark Corporation’s executive officers, including the named executive officers)

Purpose of the Plan.  Trustmark Corporation maintains the Management Incentive Plan (“MIP”) for the purpose of awarding annual cash bonuses to certain employees of Trustmark and its subsidiaries (collectively, “Trustmark”) based upon the achievement of performance objectives established each year under the plan.   The goal of the MIP is to motivate participants to maximize shareholder value by achieving performance while limiting risk appropriately and maintaining the safety and soundness of Trustmark.
The MIP is designed to award cash bonuses based upon achievement of Trustmark’s corporate goals and objectives, as well as the achievement of business unit goals and objectives within the framework of Trustmark’s multi-year strategic goals.  Successful performance determines whether or not a participant will receive an annual cash bonus for a particular performance year.

Administration.  The MIP is an annual incentive plan that is approved each year with a performance year running from January 1 through December 31.  The Human Resources Committee (the “Committee”) of the Board of Directors of Trustmark Corporation oversees the administration of the MIP, making recommendations to the Board of Directors of Trustmark Corporation (with respect to the CEO and CFO) or Trustmark National Bank (for all other executive officer participants) for approval with respect to plan design, performance objectives and targets and award payouts, based on input from the CEO and executive management.

Eligibility (Participation).  In addition to other specified employees, all of Trustmark’s executive officers (as defined by Rule 3b-7 of the Securities Exchange Act of 1934) are eligible to participate in the MIP.  Employees who are hired or promoted to an MIP participant level during the first quarter of a performance year are eligible to participate in the MIP for that entire year, while employees hired or promoted during the second and third quarters are eligible to participate in the MIP for that year on a prorated basis.

Plan Elements.   At the beginning of each year, Trustmark develops a bonus template for each MIP participant. The primary elements of each template are:
•	Target payout opportunity,
•	Threshold and maximum payout opportunity,
•
Target performance measures selected from Trustmark’s approved profit plan for the year or other financial/statistical measurement, along with ranges that determine threshold and maximum levels of performance, and

•	Weightings assigned to the selected performance measures.

Payout Opportunity -- Threshold, Target and Maximum.  Annual bonuses under the MIP are designed to reward achievement of Trustmark’s corporate goals and objectives and, where applicable, line of business goals and objectives. Based on the performance level achieved, the MIP provides three primary payout opportunity levels for each participant: threshold, target and maximum. The target payout opportunity, which equates to achievement of 100% of the target performance measures, is stated as a percentage of the participant’s base salary in March of the performance year and is determined each year by the participant’s job grade and job title (except where the target payout opportunity is established by the participant’s employment agreement).  The threshold and maximum payout opportunities, which allow for a prorated payout for performance below or above the target level, are stated as a percentage of the target opportunity.

The threshold (or minimum) payout opportunity is 50% of the target payout opportunity, and the maximum payout opportunity is 200% (for members of the Executive Committee) and 150% (for other participants) of the target payout opportunity.  Overall performance at the threshold level (see discussion below) would result in a bonus payment of 50% of the target payout opportunity, while performance below the threshold level would not qualify for any bonus payment, absent exercise of discretion.  Overall performance at the maximum level would result in a bonus payment of 200% or 150%, respectively, of the target payout opportunity, but performance above the maximum level would not result in any additional payment, absent exercise of discretion.

Overall performance between the threshold and maximum levels would result in a prorated bonus payment relative to the target payout opportunity.

Performance Measures and Achievement Levels-- Threshold, Target and Maximum.  Performance measures under the MIP are determined each year, with a primary emphasis on corporate/financial performance (“corporate drivers”) and quantitative assessment of strategic achievements in individual areas of management (“corporate operational drivers” and for participants working in specific lines of business, “areas of responsibility drivers”).  Performance measures are selected based on a participant’s job grade and title and may include, but are not limited to, the following:

Corporate Drivers	Corporate Operational Drivers	Area of Responsibility
• Earnings Per Common Share	• Total Revenue including:	• Total Line of Business Revenue
• Return on Average Tangible Common Equity	o Net Interest Income	• Non-Interest Expense
• Net Income to Common Shareholders	o Noninterest Income	• Non-Performing Assets (Excluding accruing loans past due 90 days)
	• Total Noninterest Expense	• Net Charge-offs
	• Efficiency Ratio	• Provision for Loan Losses
	• Non-Performing Assets (Excluding accruing loans past due 90 days)	• Net Income to Common Shareholder
• Net Charge-Offs
• Provision for Loan Losses
• Net Income to Common Shareholders

The MIP’s three primary payout opportunity levels are linked to three levels of performance with respect to the performance measures selected for each participant: threshold, target and maximum.  The target performance levels are generally keyed to Trustmark’s profit plan for the applicable performance year, or other relevant financial/statistical measurements.

Subject to certain exceptions established by the Committee, the threshold (or minimum) performance level is generally 80% of the target performance level and the maximum performance level is generally 120% of the target performance level.  The threshold performance level represents the minimum performance that justifies a modest bonus payment (50% of the target payout opportunity), while performance below the threshold level would not qualify for any bonus payment, absent exercise of discretion.  Overall performance at the maximum level would result in a bonus payment of 200% (or 150%) of the target payout opportunity, but performance above the maximum level would not result in any additional payment, absent exercise of discretion.

Overall performance between the threshold and maximum levels would result in a prorated bonus payment relative to the target payout opportunity.

Weightings. The performance measures selected for each MIP participant are typically categorized as corporate drivers, corporate operational drivers and area of responsibility drivers, with each category assigned a weighting for the participant.  Within these categories, which add up to 100%, individual performance measures are further assigned weightings based on the job responsibilities of the participant.  The individual weightings of the various performance measures within each category for a participant add up to 100%, generally with no individual performance measure representing less than 10% of the total for each category.

Determination of Bonus Payment.  Following the end of a performance year, Trustmark’s actual business results are compared to individual performance measures and weightings for each participant to determine the participant’s achieved performance factor, which is then applied to the participant’s target payout opportunity to determine the participant’s bonus payment for the performance year.

Committee Discretion.   In determining the performance measures at the beginning of a performance year, the Committee may recommend excluding the effect of certain events it expects to be outside the influence or control of the MIP participants.  Additionally, after the performance measures, threshold, target and maximum performance levels and individual weightings have been approved for the year, the Committee retains the discretion to recommend adjustments for such items during or after the performance year, on an individual or group basis, if the Committee determines additional adjustments are appropriate.  The Committee also has discretion to recommend an increase or decrease the amount of an award earned under the MIP, including an increase above the maximum or a decrease below the threshold and including approving an award when the minimum performance level is not achieved or to reflect individual contributions to the strategic company results that were not represented in the participant’s established performance measures.

Bonus Payments.  Bonus awards under the MIP are paid in cash on the March 15th payroll following the performance year (which will be payable no later than March 15).  Eligibility for a bonus payment requires satisfactory performance by the participant, active employment with Trustmark on the day of payment (unless a specifically identified exception has been approved, such as certain retirement events), and attainment by Trustmark of at least the threshold performance level with respect to the corporate drivers for the performance year.

Safety and Soundness.  No bonus payment will be made under the MIP that executive management or the Committee believes would encourage or reward imprudent risk-taking or practices that are inconsistent with the safety and soundness of Trustmark.

Clawback. Any bonus payment made under the MIP is subject to clawback by Trustmark as required by applicable federal law and on such basis as the Board of Directors of Trustmark Corporation determines.